Exhibit 10.1

FIFTH AMENDMENT TO LEASE

(EXPANSION)

This Fifth Amendment to Lease (the “Agreement”) is entered into as of October 28, 2015, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and IMPERVA, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated February 12, 2008, as amended by a First Amendment to Lease dated February 12, 2010, a Second Amendment to Lease dated May 16, 2012, a Third Amendment to Lease dated August 22, 2012, and a Fourth Amendment to Lease dated May 6, 2015 (the “Fourth Amendment”, and collectively, the “Original Lease”), of certain premises commonly known as Suites 100, 101 and 200 in the 3400 Bridge Building and Suite 101 in the 3200 Bridge Building (together, the “Existing Space”), and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. As used herein, the term “Lease” means the Original Lease as amended by this Agreement.

B. Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1. As used in this Agreement and the Lease, the following terms have the following meanings:

“3200 Bridge Building” means the building commonly known as 3200 Bridge Parkway, Redwood City, California.

“3400 Bridge Building” means the building commonly known as 3400 Bridge Parkway, Redwood City, California.

“Suite 201 Third Expansion Space” means a portion of the 3200 Bridge Building commonly known as Suite 201, containing approximately 7,315 rentable square feet of area, and more particularly shown on Exhibit “B-5” attached hereto.

“Suite 201 Third Expansion Space Commencement Date” shall mean November 1, 2015.

2. Effective on the Suite 201 Third Expansion Space Commencement Date, the Premises shall be expanded to include the Suite 201 Third Expansion Space. Accordingly, effective on the Suite 201 Third Expansion Space Commencement Date, Landlord leases the

Suite 201 Third Expansion Space to Tenant and Tenant leases the Suite 201 Third Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:

2.1 The Suite 201 Third Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Space and the Suite 201 Third Expansion Space, and Exhibit “B-5” attached hereto is hereby added to Exhibit “B” to the Original Lease.

2.2 Tenant’s Building Percentage with respect to the 3200 Bridge Building shall be 64.78%.

2.3 Tenant agrees to pay Landlord a Base Rent for the Suite 201 Third Expansion Space in accordance with the following schedule:

Period	Monthly Base Rate
11/01/2015 – 12/31/2015	Abated	*
01/01/2016 – 10/31/2016	$27,431.25
11/01/2016 – 10/31/2017	$28,254.19
11/01/2017 – 10/31/2018	$29,101.81
11/01/2018 – 10/31/2019	$29,974.87
11/01/2019 – 10/31/2020	$30,874.11
11/01/2020 – 12/31/2020	$31,800.34

*	See Section 2.8

The Base Rent for the third month after the Suite 201 Third Expansion Space Commencement Date shall be payable upon the execution of this Agreement. The Base Rent for the Suite 201 Third Expansion Space shall be payable in the manner provided for in the Original Lease.

2.4 The Term with respect to the Suite 201 Third Expansion Space shall be coterminous with the Existing Space. In the event that Tenant exercises its extension option under the Lease or the Lease is terminated in accordance with its terms, such extension or termination shall apply to the entire Premises then subject to the Lease (including the Suite 201 Third Expansion Space).

2.5 The Maximum Parking Allocation is increased by 24.

2.6 Tenant’s Share of Operating Expenses and of Taxes shall be determined separately for the Existing Space and the Suite 201 Third Expansion Space.

2.7 The following is added as a new Article 58 to the Original Lease:

“ARTICLE 58.”

TENANT’S RIGHT OF FIRST OFFER

58.1 As used herein, “Offer Space” means Suite 200 in the 3200 Bridge Building. Landlord may from time to time give Tenant a written notice (the “Availability Notice”) identifying the particular Offer Space (the “Specific Offer Space”) that is Available (as defined below). As used herein, “Available” means that the space (i) is not part of the Premises, (ii) is not then subject to a lease, (iii) is not then subject to any rights of tenant to renew their lease or expand their premises as set forth in their lease, and (iv) is not then subject to any negotiations between Landlord and a prospective tenant or an existing tenant.

58.2 Tenant may inform Landlord (the “Request Notice”) not more than once in any twelve (12) month period and not within six (6) months after receipt of an Availability Notice that Tenant desires to lease additional space. Landlord shall, within ten (10) business days of receiving the properly given Request Notice, deliver to Tenant an Availability Notice identifying Specific Offer Space that is Available.

58.3 The location and configuration of the Specific Offer Space shall be determined by Landlord in its reasonable discretion; provided that Landlord shall have no obligations to designate Specific Offer Space that would result in any space not included in the Specific Offer Space being not Configured For Leasing (as defined below). For purposes of this Lease, “Configured For Leasing” means the applicable space must have convenient access to the central corridor on the applicable floor and must have a size and configuration that complies with all applicable building codes and other laws and is such that Landlord judges, in its reasonable discretion, that Landlord will be able to lease such space to a third party. The Availability Notice shall:

(a) Describe the particular Specific Offer Space (including rentable area, usable area and location);

(b) Include an attached floor plan identifying such space;

(c) State the date (the “Specific Offer Space Delivery Date”) the space will be available for delivery to Tenant;

(d) Specify the Base Rent for the Specific Offer Space;

(e) Specify the increase in the security deposit that will apply to reflect the addition of the Specific Offer Space to the Premises; and

(f) If the Specific Offer Space Delivery Date is after the third (3rd) anniversary of the Suite 201 Third Expansion Space Commencement Date, specify the length of the term of the leasing of the Specific Offer Space that will be available (the “Specific Offer Space Term”).

58.4 If Tenant wishes to exercise Tenant’s rights set forth in this Article 58 with respect to the Specific Offer Space, then within five (5) business days of delivery of the Availability Notice to Tenant, Tenant shall deliver irrevocable notice to Landlord (the “First Offer Exercise Notice”) offering to lease the Specific Offer Space on the terms and conditions as may be specified by Landlord in the Availability Notice.

58.5 In the event Tenant fails to give a First Offer Exercise Notice in response to any Availability Notice, Tenant shall have no further rights to receive an Availability Notice and Tenant’s rights under this Article 58 shall terminate and Landlord shall be free to lease the Offer Space to anyone on any terms at any time during the Term, without any obligation to provide Tenant with any further right to lease that space.

58.6 If Tenant timely and validly gives the First Offer Exercise Notice, then beginning on the Specific Offer Space Delivery Date and continuing (i) if the Specific Offer Space Delivery Date is on or before the third (3rd) anniversary of the Suite 201 Third Expansion Space Commencement Date, for the balance of the Term (including any extensions), or (ii) if the Specific Offer Space Delivery Date is after the third (3rd) anniversary of the Suite 201 Third Expansion Space Commencement Date, for the Specific Offer Space Term:

(a) The Specific Offer Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the Premises immediately before the Specific Offer Space Delivery Date plus the Specific Offer Space).

(b) Tenant’s Building Percentage with respect to the 3200 Bridge Building shall be adjusted to reflect the increased rentable area of the Premises.

(c) Base Rent for the Specific Offer Space shall be as specified in the Availability Notice.

(d) The security deposit Tenant must provide shall be increased by the amounts specified in the Availability Notice.

(e) Tenant’s lease of the Specific Offer Space shall be on the same terms and conditions as affect the original Premises from time to time, except as otherwise provided in this section. Tenant’s obligation to pay Rent with respect to the Specific Offer Space shall begin on the Specific Offer Space Delivery Date. The Specific Offer Space shall be leased to Tenant in its “as-is” condition and Landlord shall not be required to construct improvements in, or contribute any tenant improvement allowance for, the Specific Offer Space. Tenant’s construction of any improvements in the Specific Offer Space shall comply with the terms of this Lease concerning alterations.

58.7 Tenant’s rights and Landlord’s obligations under this Article 58 are expressly subject to and conditioned upon there not existing an Event of Default by Tenant under this Lease, either at the time of delivery of the First Offer Exercise Notice or at the time the Specific Offer Space is to be added to the Premises.

58.8 It is understood and agreed that Tenant’s rights under this Article 58 are personal to Tenant and not transferable. In the event of any assignment or subletting of the Premises or any part thereof, this expansion right shall automatically terminate and shall thereafter be null and void.

58.9 Tenant’s right of first offer under this Article 58 shall be subordinate to all rights of tenants under leases (or subleases) of the Offer Space existing as of the Suite 201

Third Expansion Space Commencement Date, and all rights of other tenants of the Project, which rights relate to the Offer Space and which rights are set forth in leases or subleases of space in the Project existing as of the Suite 201 Third Expansion Space Commencement Date, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights (regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases) (all such tenants under existing leases of the Offer Space and other tenants of the Project, collectively, the “Superior Right Holders”).”

2.8 Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Base Rent for the Suite 201 Third Expansion Space in the amount of $27,431.25 shall be abated for the period from November 1, 2015 through December 31, 2015. The amount of Base Rent set forth in the table in Section 2.3 for that period reflects that rent abatement. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of an Event of Default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 22 of the Lease, then as part of the recovery set forth in Article 22 of the Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the foregoing provisions.

3. Commencing on the date that is fourteen (14) days prior to the Suite 201 Third Expansion Space Commencement Date, Tenant shall be entitled to have early access to the Suite 201 Third Expansion Space without the obligation for payment of rent and operating expenses for the purposes of installing its furniture, fixtures, cabling, files and equipment; and provided that (a) Tenant first provides Landlord with all insurance required by the terms of the Lease, modified to apply to the Suite 201 Third Expansion Space, (b) all construction by Tenant shall be performed in accordance with the terms of the Lease, including without limitation Article 15 and Exhibit L, and (c) Tenant has coordinated its schedule of early entry with Landlord to Landlord’s reasonable satisfaction.

4. The taking of possession of the Suite 201 Third Expansion Space by Tenant shall be conclusive evidence that the Suite 201 Third Expansion Space and the 3200 Bridge Building were in good and satisfactory condition at the time possession was taken by Tenant. Except as otherwise expressly stated above, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the 3200 Bridge Building, the Suite 201 Third Expansion Space, the land upon which the 3200 Bridge Building is constructed, or any other matter or thing affecting or related to the 3200 Bridge Building or the Suite 201 Third Expansion Space, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

5. Notwithstanding Section 4 above, Landlord warrants that the roof, structural components of the 3200 Bridge Building, the HVAC system, electrical and plumbing systems, elevator, doors, parking lot and site lighting (the “Third Expansion Space Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of the Suite 201 Third Expansion Space is delivered to Tenant. If a non-compliance with such warranty exists as of the delivery of possession, or if one of such Third

Expansion Space Covered Items should malfunction or fail within ninety (90) days after the delivery of possession to Tenant, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense. If Tenant does not give Landlord the required notice within ninety (90) days after the delivery of possession of the Suite 201 Third Expansion Space to Tenant, Landlord shall have no obligation with respect to that warranty other than obligations regarding the Third Expansion Space Covered Items set forth elsewhere in this Lease.

6. Effective on the date of this Agreement, the amount of the Security Deposit required under the Lease shall be increased by $31,800.34 and Tenant shall deposit said amount with Landlord on the date Tenant executes and delivers this Agreement.

7. The following terms of the Fourth Amendment are hereby amended as follows:

7.1 Section 4.5 of the Fourth Amendment is deleted in its entirety and replaced with the following: “The Maximum Parking Allocation is increased by 28.”

7.2 The last two sentences of Section 12 of the Fourth Amendment are deleted in their entirety and replaced with the following:

“Effective on the Suite 100 Second Expansion Space Commencement Date, the amount of the Security Deposit required under the Lease shall be increased by $41,935.96 and Tenant shall deposit said amount with Landlord no later than the Suite 100 Second Expansion Space Commencement Date.”

8. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Term, except as provided in this Agreement and the Suite 201 Tenant Work Letter attached to this Agreement as Exhibit L.

9. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield (“Landlord’s Broker”) and CBRE, Inc. (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

10. Time is of the essence of this Agreement and the provisions contained herein.

11. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Original Lease of the Existing Space is in full force and effect.

(b) Tenant is in possession of the Premises denoted “Existing Space.”

(c) To Tenant’s knowledge, there are not any uncured defaults on the part of Landlord or Tenant under the Original Lease.

(d) All required contributions by Landlord to Tenant on account of Tenant’s improvements of the Existing Space have been received.

(e) To Tenant’s knowledge, there are no existing defenses or offsets which Tenant or Landlord has against the enforcement of the Original Lease by Landlord or Tenant.

(f) Tenant has not sublet any portion of the Premises denoted “Existing Space” or assigned its interest in the Original Lease.

(g) Tenant’s representations and warranties in Section 53.1 of the Original Lease are true and correct.

12. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

13. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

14. As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that: (i) Tenant is not named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant has not conducted and will not conduct business and has not engaged and will not engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease. The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

15. It is understood that from time to time during the term of the Lease, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants to the best of its knowledge after due inquiry that at the time the Lease is entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its affiliates (within the meaning of part VI(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”, as amended), has or will have the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any employee benefit plan then holding a ten percent (10%) or greater interest in the Prudential separate account PRISA II, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee pension benefit plan for its investment in PRISA II. Further, Tenant is not “related” to Prudential within the meaning of part VI(h) of PTE 84-14.

16. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, neither the 3200 Bridge Building nor the 3400 Bridge Building has undergone an inspection by a “Certified Access Specialist” and Landlord makes no representations as to the compliance of the Premises, the 3200 Bridge Building or the 3400 Bridge Building with accessibility standards.

17. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:		The Prudential Insurance Company of
America, a New Jersey corporation,
its member

	By:	/s/ Jeffrey D. Mills

Jeffrey D. Mills, Vice President
[Printed Name and Title]

Tenant:

IMPERVA, INC., a Delaware corporation

By:		/s/ Anthony Bettencourt
Its:		Anthony Bettencourt, CEO
By:		/s/ Terry Schmid
Its:		Terry Schmid, CFO

EXHIBIT B-5

SUITE 201 THIRD EXPANSION SPACE

(See Attached.)

Exhibit B-5

EXHIBIT L

SUITE 201 TENANT WORK LETTER

This Suite 201 Tenant Work Letter is attached to and made a part of that certain Fifth Amendment to Lease dated October 28, 2015 (the “Amendment”) between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and IMPERVA, INC., a Delaware corporation (“Tenant”), which amends a lease between Landlord and Tenant (as modified from time to time, the “Lease”) more particularly described in the Amendment. Any capitalized term used and not otherwise defined in this Suite 201 Tenant Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Lease). This Suite 201 Tenant Work Letter sets forth the terms and conditions relating to the construction of the Suite 201 Third Expansion Space Improvements in the Suite 201 Third Expansion Space.

Section 1

BASE, SHELL AND CORE

1.1 Base, Shell and Core. Landlord has previously constructed the base, shell, and core (i) of the Suite 201 Third Expansion Space and (ii) of the floor(s) of the Building on which the Suite 201 Third Expansion Space are located (collectively, the “Base, Shell, and Core”) and other improvements, and Tenant shall accept the Base, Shell and Core and such other improvements in their current “As-Is” condition existing as of the date of the Amendment and the Suite 201 Third Expansion Space Commencement Date. Tenant shall install in the Suite 201 Third Expansion Space certain “Suite 201 Third Expansion Space Improvements” (as defined below) pursuant to the provisions of this Suite 201 Tenant Work Letter. Except for Landlord’s obligation to disburse the Suite 201 Third Expansion Space Improvement Allowance as described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Suite 201 Third Expansion Space, the Premises, the Building or the Project.

1.2 Landlord Path of Travel Obligation. Notwithstanding anything to the contrary contained herein, Landlord covenants to correct any failure of the path of travel for the Suite 201 Third Expansion Space outside of the Premises to comply with current codes, including without limitation the Americans with Disabilities Act, as interpreted by Landlord’s architect as of the date of the Amendment, to the extent such correction is necessary in order for Tenant to obtain a building permit or a certificate of occupancy for the Suite 201 Third Expansion Space Improvements in the 201 Third Expansion Space for general office purposes; provided that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with those codes. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord’s obligation to perform work or take such other action to cure a violation under this Section shall apply after the exhaustion of any and all rights to appeal or contest.

Exhibit L

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Section 2

SUITE 201 THIRD EXPANSION SPACE IMPROVEMENTS

2.1 Suite 201 Third Expansion Space Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Suite 201 Third Expansion Space Improvement Allowance”) in the amount of up to, but not exceeding $10.00 per rentable square foot of the Suite 201 Third Expansion Space (i.e., up to $73,150.00, based on 7,315 rentable square feet in the Suite 201 Third Expansion Space), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Suite 201 Third Expansion Space (the “Suite 201 Third Expansion Space Improvements”); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Suite 201 Third Expansion Space Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is twelve (12) months after the Suite 201 Third Expansion Space Commencement Date. In no event shall Landlord be obligated to make disbursements pursuant to this Suite 201 Tenant Work Letter in a total amount which exceeds the Suite 201 Third Expansion Space Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Suite 201 Third Expansion Space Improvement Allowance which is not used to pay for the Suite 201 Third Expansion Space Improvement Allowance Items (as such term is defined below). In no event shall the Suite 201 Third Expansion Space Improvement Allowance be used for purposes of constructing improvements in the Premises for purposes of offering space for sublease or for the benefit of a subtenant. Notwithstanding anything contained in this Agreement to the contrary, the Suite 201 Third Expansion Space Improvement Allowance may, in Tenant’s unfettered and absolute discretion, be allocated partially to the Suite 201 Third Expansion Space Improvements or partially to the design and construction of Tenant’s improvements that are permanently affixed to the Existing Space (the “Existing Space Improvements”). The intention of this provision is to provide complete discretion to Tenant to allocate the Suite 201 Third Expansion Space Improvement Allowance between the Suite 201 Third Expansion Space Improvements and the Existing Space Improvements. For purposes of approvals, disbursement of funds, removal, restoration and other process provisions, Existing Space Improvements shall be treated under this Agreement as though they were Suite 201 Third Expansion Space Improvements.

2.2 Disbursement of the Suite 201 Third Expansion Space Improvement Allowance.

2.2.1 Suite 201 Third Expansion Space Improvement Allowance Items. Except as otherwise set forth in this Suite 201 Tenant Work Letter, the Suite 201 Third Expansion Space Improvement Allowance shall be disbursed by Landlord only for the

Exhibit L

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following items and costs (collectively, the “Suite 201 Third Expansion Space Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Suite 201 Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Suite 201 Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Suite 201 Third Expansion Space Improvements;

2.2.1.3 The cost of construction of the Suite 201 Third Expansion Space Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Suite 201 Third Expansion Space Improvements required by applicable laws and building codes (collectively, “Code”);

2.2.1.6 Sales and use taxes and Title 24 fees;

2.2.1.7 The “Coordination Fee,” as that term is defined in Section 4.2.2.2 of this Suite 201 Tenant Work Letter;

2.2.1.8 The costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby; and

2.2.1.9 All other costs to be expended by Landlord in connection with the construction of the Suite 201 Third Expansion Space Improvements.

2.2.2 Disbursement of Suite 201 Third Expansion Space Improvement Allowance. Subject to Section 2.1 above, during the construction of the Suite 201 Third Expansion Space Improvements, Landlord shall make monthly disbursements of the Suite 201 Third Expansion Space Improvement Allowance for Suite 201 Third Expansion Space Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Monthly Disbursements. On or before the twenty-fifth (25th) day of each calendar month during the construction of the Suite 201 Third Expansion Space Improvements (or such other date as Landlord may designate), Tenant shall deliver to

Exhibit L

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Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 below, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Suite 201 Third Expansion Space Improvements in the Suite 201 Third Expansion Space, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Suite 201 Third Expansion Space; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 or 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the last day of the following calendar month, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Suite 201 Third Expansion Space Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Suite 201 Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Suite 201 Third Expansion Space, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Suite 201 Third Expansion Space Improvement Allowance to the extent costs are incurred by Tenant for Suite 201 Third Expansion Space Improvement Allowance Items.

2.2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Suite 201 Third Expansion Space Improvements in the Premises which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Suite 201 Third Expansion Space Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time.

Exhibit L

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Section 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Suite 201 Third Expansion Space. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Suite 201 Third

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Expansion Space Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

Section 4

CONSTRUCTION OF THE SUITE 201 THIRD EXPANSION SPACE IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Suite 201 Third Expansion Space Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Premises. If requested by Landlord, Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

Exhibit L

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4.2 Construction of Suite 201 Third Expansion Space Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Suite 201 Third Expansion Space Improvements, and after Tenant has accepted all bids for the Suite 201 Third Expansion Space Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Suite 201 Third Expansion Space Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Contract, if any (the “Final Costs”). Prior to the commencement of construction of the Suite 201 Third Expansion Space Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) by which the Final Costs exceed the Suite 201 Third Expansion Space Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Suite 201 Third Expansion Space Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Suite 201 Third Expansion Space Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Suite 201 Third Expansion Space Improvement Allowance. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Suite 201 Third Expansion Space Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Suite 201 Third Expansion Space Improvement Allowance, be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount and, in any event, prior to the commencement of the construction of such changes, or, at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Suite 201 Third Expansion Space Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Suite 201 Third Expansion Space Improvements shall comply with the following: (i) the Suite 201 Third Expansion Space Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made

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by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Suite 201 Tenant Work Letter, including, without limitation, the construction of the Suite 201 Third Expansion Space Improvements.

4.2.2.2 Coordination Fee. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) one percent (1%), and (ii) the sum of the Suite 201 Third Expansion Space Improvement Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Suite 201 Third Expansion Space Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Suite 201 Third Expansion Space Improvements.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Suite 201 Third Expansion Space Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Suite 201 Third Expansion Space Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Suite 201 Third Expansion Space Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Suite 201 Third Expansion Space Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Suite 201 Third Expansion Space Improvements and

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before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation. In the event that the Suite 201 Third Expansion Space Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Suite 201 Tenant Work Letter.

4.2.3 Governmental Compliance. The Suite 201 Third Expansion Space Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Suite 201 Third Expansion Space Improvements at all times, provided however, that Landlord’s failure to inspect the Suite 201 Third Expansion Space Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Suite 201 Third Expansion Space Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Suite 201 Third Expansion Space Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Suite 201 Third Expansion Space Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Suite 201 Third Expansion Space Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Suite 201 Third Expansion Space Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor

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regarding the progress of the preparation of Construction Drawings and the construction of the Suite 201 Third Expansion Space Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within fifteen (15) days after completion of construction of the Suite 201 Third Expansion Space Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Suite 201 Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Suite 201 Third Expansion Space Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Suite 201 Third Expansion Space Improvements.

Section 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Terry Schmid as its sole representative with respect to the matters set forth in this Suite 201 Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Suite 201 Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Christine Scheerer as its sole representative with respect to the matters set forth in this Suite 201 Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Suite 201 Tenant Work Letter.

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5.3 Time of the Essence in This Suite 201 Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease or a default by Tenant under this Suite 201 Tenant Work Letter has occurred and is continuing at any time on or before the substantial completion of the Suite 201 Third Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Suite 201 Third Expansion Space Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Suite 201 Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Suite 201 Third Expansion Space Commencement Date, for any reason due to an Event of Default by Tenant under the Lease or a default under this Suite 201 Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Suite 201 Third Expansion Space Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Suite 201 Third Expansion Space Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Suite 201 Third Expansion Space Improvements and restoration costs related thereto.

5.5 Test Fit. If Landlord elects in its sole and absolute discretion to obtain a “test fit” for the Suite 201 Third Expansion Space from WK Design Group, then Landlord shall be solely responsible for the cost and expense for said test fit, and the same shall not be deducted from the Suite 201 Third Expansion Space Improvement Allowance.

5.6 Removal. Upon submission of the plans for the Suite 201 Third Expansion Space Improvements for Landlord’s approval, Tenant may request prior to the installation of specific fixtures, equipment or improvements in the Premises, that Landlord agree not to require Tenant to remove such items upon expiration or termination of the Lease or agree to permit Tenant to remove any item it may otherwise not be permitted to remove under the terms of the Lease. Such consent, which may be granted or denied in Landlord’s sole discretion, must be granted in writing prior to the installation of the subject items in order to be binding against Landlord.

Exhibit L

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